Exhibit 99.1

EARNINGS RELEASE	April 23, 2008

NORTHWEST PIPE REPORTS FIRST QUARTER RESULTS

Vancouver, Washington…Northwest Pipe Company (NASDAQ: NWPX) today reported results for the first quarter of 2008. Sales for the quarter ended March 31, 2008 were $94.0 million compared to $90.7 million in the first quarter of 2007. Net income for the first quarter was $5.0 million, or $0.54 per diluted share, compared to $4.5 million, or $0.49 per diluted share, in the first quarter of 2007.

Water Transmission

In the first quarter of 2008, sales were $63.9 million for the Water Transmission Group, compared to sales of $67.8 million in the first quarter of 2007. Gross profit in the first quarter of 2008 was $14.5 million for this Group, or 22.6% of sales compared to gross profit of $13.8 million, or 20.4% of sales, in the first quarter of 2007. “Overall volume was a little lower than we expected, while margins were a little stronger, resulting in a solid performance,” said Brian W. Dunham, president and chief executive officer of the Company. The results for Water Transmission include the results of operations for the Monterrey, Mexico plant which were previously reported separately.

Tubular Products

The Tubular Products Group recorded sales of $30.1 million and gross profit of $3.3 million, or 11.1% of sales, in the first quarter of 2008, compared to sales of $23.0 million and gross profit of $2.3 million, or 10.1% of sales, in the first quarter of 2007. “We are seeing significant increases in our sales of energy products and continuing growth in pipe for fire protection and agricultural applications,” said Mr. Dunham. “We saw steady improvement in gross margins throughout the quarter and expect that trend to continue for the next few months.”

Outlook

The Company reported a strong backlog of $195 million as of March 31, 2008. “We expect Water Transmission volume to strengthen throughout the year beginning with a small improvement in the second quarter,” said Dunham. “We expect strong Water Transmission bookings in the second quarter which should increase the backlog and help drive significant revenue growth in the second half of 2008.”

The Tubular Products Group is expected to generate somewhat higher volumes in the next two quarters, with strong demand coming from energy, fire protection and agricultural markets. Margins may also increase if current trends continue.

“Steel prices and lead times continue to increase,” said Mr. Dunham. “In Tubular Products, we have been generally successful in reflecting cost increases in our prices. We stay close to the trends in steel costs and lead times in both Groups and we continue to manage our purchases to ensure adequate supply at the best possible prices.”

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of applications including construction, agricultural, energy, traffic and other commercial and industrial uses. The Company is headquartered in Vancouver, Washington and has ten manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Brian Dunham and statements in the “Outlook” section of this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as should, expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment. These and other risks are described in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

Conference Call

The Company’s first quarter 2008 earnings conference call will be held on Wednesday, April 23, 2008, at 8:00 a.m. PDT via live internet webcast. The conference broadcast can be accessed at the “Investor Relations” section of the Company’s website located at http://www.nwpipe.com. For those unable to listen to the live broadcast, a replay will be available at the Investor Relations section of the Company’s website (www.nwpipe.com) or by dialing 800-934-9421 approximately one hour after the event.

CONTACTS:	Brian Dunham Chief Executive Officer 360-397-6300

Stephanie Welty Chief Financial Officer 360-397-6323

NORTHWEST PIPE COMPANY

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended March 31
	2008	2007
Net Sales:
Water Transmission	$63,869	$67,754
Tubular Products	30,134	22,982

Net Sales	94,003	90,736

Cost of Sales:
Water Transmission	49,416	53,960
Tubular Products	26,802	20,672

Total Cost of Sales	76,218	74,632

Gross Profit:
Water Transmission	14,453	13,794
Tubular Products	3,332	2,310

Gross Profit	17,785	16,104

Selling, General, and Administrative	7,961	7,302

Operating Income	9,824	8,802

Interest Expense, Net	1,806	1,604

Income Before Income Taxes	8,018	7,198

Provision for Income Taxes	2,971	2,664

Net Income	$5,047	$4,534

Basic Earnings per Share	$0.56	$0.51

Diluted Earnings per Share	$0.54	$0.49

Shares Used in Per Share Calculation:
Basic	9,087	8,924

Diluted	9,307	9,213

NORTHWEST PIPE COMPANY

CONDENSED SELECTED BALANCE SHEET AND OTHER DATA (Unaudited)

(Dollar amounts in thousands)

	March 31, 2008	December 31, 2007
Assets:
Cash and Cash Equivalents	$342	$234
Trade and Other Receivables, Net	54,498	49,300
Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts	120,967	121,058
Inventories	59,458	62,805
Other Current Assets	9,797	10,487

Total Current Assets	245,062	243,884
Property and Equipment, Net	184,207	179,977
Other Assets	29,680	29,702

Total Assets	$458,949	$453,563

Liabilities:
Current Maturities of Long-Term Debt	$6,506	$5,851
Accounts Payable	31,151	41,684
Accrued Liabilities	13,843	12,311
Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts	1,372	2,514

Total Current Liabilities	52,872	62,360
Long-Term Note Payable to Financial Institution	65,222	54,415
Other Long-Term Debt, Less Current Maturities	35,933	38,921
Other Liabilities	41,709	41,585

Total Liabilities	195,736	197,281
Stockholders' Equity	263,213	256,282

Total Liabilities and Stockholders' Equity	$458,949	$453,563